Exhibit 10.33(b)

SECOND AMENDMENT TO AGREEMENT OF LEASE

THIS SECOND AMENDMENT TO AGREEMENT OF LEASE (“Second Amendment”) is made this 7th day of October, 2004, by and between THE REALTY ASSOCIATES FUND V, L.P., a Delaware limited partnership, successor in interest to OP & F Bernards – 78, L.L.C. (“Landlord”) and RELIANT PHARMACEUTICALS, INC., a Delaware corporation, formerly known as Reliant Pharmaceuticals, LLC (“Tenant”).

W I T N E S S E T H:

WHEREAS, OP & F Bernards – 78, L.L.C., Landlord’s predecessor in interest, and Tenant entered into that certain Agreement of Lease dated February 5, 2001 (the “Original Lease”), as amended by that certain First Amendment to Agreement of Lease dated November 5, 2003 (the “First Amendment”) (the Original Lease and the First Amendment are collectively referred to herein as the “Lease”) pursuant to which Tenant leased that certain premises in the building located at 110 Allen Road, Liberty Corner, Bernard Township, New Jersey 07938 (the “Building”), said premises containing approximately Seventy-Two Thousand Seven Hundred (72,700) rentable square feet in the aggregate comprised of approximately Fifty-Two Thousand Four Hundred Seventeen (52,417) rentable square feet of office space on the fourth floor (the “Original Premises”) and Twenty Thousand Two Hundred Eighty-Three (20,283) rentable square feet on the first floor (the “Additional Premises”) (collectively, the “Demised Premises”);

WHEREAS, Landlord and Tenant desire to amend the Lease to (i) increase the square footage of the Demised Premises, and (ii) amend certain other terms and conditions of the Lease as herein provided.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree to the following:

1.             Recitals. The recitals set forth above are incorporated herein by this reference with the same force and effect as if fully set forth hereinafter.

2.             Capitalized Terms. Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Lease. From and after the date hereof, the Original Lease, the First Amendment and this Second Amendment shall be known collectively as the “Lease”.

3.             Demised Premises.

a.             Effective October 1, 2004, (the “Effective Date”), the rentable square footage of the Demised Premises shall be increased by Twenty-Three Thousand Five Hundred Sixty (23,560) rentable square feet of space on the first floor of the Building as shown on the floor plan attached hereto as Exhibit A-3 (the “Second Additional Premises”) to Ninety-Six Thousand Two Hundred Sixty (96,260) rentable square feet. Tenant shall, within five (5) days after Landlord’s request, complete and execute the letter attached hereto as Exhibit B-2 and deliver it to Landlord.

b.             As of the Effective Date, Paragraph 1 of the Basic Lease Provisions and Definitions contained in the Preamble of the Lease, as amended by Paragraph 4b. of the First Amendment (the “Basic Lease Provisions”) shall be deleted in its entirety and the following Paragraph 1 substituted in lieu thereof:

“1.           Premises or Demised Premises: The Demised Premises contains 96,260 rentable square feet of space in the aggregate consisting of the following: (i) the “Original Premises” consisting of approximately 52,417 rentable square feet located on the fourth floor in the east and west wings, as outlined in red on the floor plan annexed to the Lease and made a part thereof as Exhibit A), (ii) the “Additional Premises” consisting of approximately 20,283 rentable square feet located on the first floor (as shown on the floor plan annexed to the First Amendment and made a part thereof as Exhibit A-2), and (iii) the “Second Additional Premises” consisting of approximately 23,560 rentable square feet located on the first floor (as shown on the floor plan annexed to this Second Amendment and made a part hereof as Exhibit A-3) together with all fixtures, equipment, improvements and installations attached to the Original Premises, the Additional Premises and the Second Additional Premises in the building located at 110 Allen Road, Liberty Corner, Bernards Township, New Jersey 07938 (the “Building”) located on the parcel of land more particularly described in Exhibit A-1 attached to the Lease and made a part thereof (the “Land”). The Building and the Land are referred to collectively in the Lease as the “Property.”  The Original Premises, the Additional Premises and the Second Additional Premises are referred to collectively in the Lease as the “Demised Premises.”

c.             From and after the Effective Date, except as otherwise provided herein, all references in the Lease to the Demised Premises shall refer collectively to the Original Premises, the Additional Premises and the Second Additional Premises.

4.             Term. The Term of the Lease with respect to the Second Additional Premises shall be coterminous with the Term of the Lease with respect to the Demised Premises and, accordingly, shall commence on the Effective Date and expire July 31, 2011 (inclusively, the “Second Additional Premises Term”), unless terminated sooner pursuant to the provisions of the Lease or hereof.

5.             Fixed Rent.

a.             Throughout the Term of the Lease, Tenant shall continue to pay Fixed Rent with respect to the Demised Premises in the amounts set forth in Paragraph 6 of the Basic Lease Provisions and Exhibit F attached to the Lease, as amended by Paragraph 6 of the First Amendment.

b.             In addition to the Fixed Rent payable under the Lease with respect to the Demised Premises, as of the Effective Date, Tenant shall pay Fixed Rent with respect to the Second Additional Premises, at the times and in the manner set forth in Paragraph 2 of the Lease, according to the following schedule:

Additional Premises Fixed Rent

Lease Period	Annual Fixed Rent		Monthly Fixed Rent
Effective Date-5/31/06	$647,900.04	*	$53,991.67
6/1/06-1/31/09	$671,460.00	*	$55,955.00
2/1/09-7/31/11	$695,019.96	*	$57,918.33

*annualized amounts

c.             Notwithstanding anything to the contrary contained herein, no Fixed Rent shall be paid by Tenant with respect to the Second Additional Premises for the first seven (7) full consecutive calendar months of the Second Additional Premises Term. No other amounts due to Landlord under this Lease other than the Fixed Rent with respect to the Second Additional Premises shall be abated, except as expressly provided herein. In the event Tenant defaults hereunder and fails to cure such default within any applicable notice or cure period, Tenant shall not be entitled to any further abatement of Fixed Rent with respect to the Second Additional Premises and all Fixed Rent with respect to the Second Additional Premises previously abated shall be immediately paid by Tenant to Landlord.

d.             Fixed Rent payable with respect to the Second Additional Premises shall be net of electricity, which shall be a separate charge paid by Tenant in accordance with Paragraphs 15(d) through (o) of the Lease.

6.             Base Rent Paid Upon Execution. Upon Tenant’s execution of this Second Amendment, Tenant shall deposit with Landlord the sum of Fifty-Three Thousand Nine Hundred Ninety-One and 67/100 Dollars ($53,991.67) for the first full month’s Fixed Rent due with respect to the Second Additional Premises, notwithstanding any abatement of Fixed Rent pursuant to Paragraph 5(c) above. The Fixed Rent deposited by Tenant pursuant to this Paragraph 6 shall be applied to the Fixed Rent due with respect to the Second Additional Premises for the first full calendar month of the Second Additional Premises Term for which Fixed Rent is due hereunder (i.e., the eighth (8th) full calendar month of the Second Additional Premises Term).

7.             Security Deposit. The Security Deposit held by Landlord pursuant to the Lease shall not be increased in connection with Tenant’s lease of the Second Additional Premises.

8.             Tenant’s Proportionate Share of Expenses. As of the Effective Date, Paragraph 9 of the Basic Lease Provisions, as amended by Paragraph 9 of the First Amendment, shall be deleted in its entirety and the following Paragraph 9 substituted in lieu thereof:

“9.           Tenant’s Proportionate Share of Expenses:  48.06% comprised of 26.17% with respect to the Original Premises, 10.13% with respect to the Additional Premises and 11.76% with respect to the Second Additional Premises, arrived at by dividing the square footage of the Demised Premises (which for purposes of the Lease, is agreed to be 96,267 rentable square feet in the aggregate consisting of the Original Premises containing 52,417 rentable square feet, the Additional Premises containing 20,283 rentable square feet and the Second Additional Premises containing 23,560 rentable square feet) by (ii) the Total Square Footage of the Building (which for purposes of this Lease is agreed to be 200,270 square feet).”

9.             Parking. As of the Effective Date, Paragraph 13 of the Basic Lease Provisions, as amended by Paragraph 10 of the First Amendment, shall be deleted in its entirety add the following Paragraph 13 substituted in lieu thereof:

“13.         Number of Tenant Allocated Parking Spaces:  Twenty (20) covered reserved spaces (“Reserved Spaces”) and Tenant shall be permitted to use its pro rata share of unreserved space in common with other Tenants of the Building.”

10.           Operating Expense Base. The “Operating Expense Base” (as that term is defined in Paragraph 3(a) of the Lease) with respect to the Second Additional Premises shall be the calendar year 2004. The “Initial Year” (as that term is defined in Paragraph 3(a) of the Lease) with respect to the Second Additional Premises shall mean the period of time from the Effective Date until the end of the calendar year 2004. The “Real Estate Taxes Base” (as that term is defined in Paragraph 3(a) of the Lease) with respect to the Second Additional Premises shall be the calendar year 2004. The Operating Expense Base, Initial Year and Real Estate Taxes Base with respect to the Original Premises and the Additional Premises shall remain as stated in the Original Lease and the First Amendment and shall not be modified hereby.

11.           Tenant Improvements.

a.             Tenant acknowledges that Landlord has met its obligations to construct tenant improvements or provide an allowance for Tenant to construct tenant improvements with respect to the Original Premises and the Additional Premises pursuant to Exhibit B of the Original Lease and Paragraph 2 of the First Amendment.

b.             Tenant hereby agrees to accept the Second Additional Premises in its “as-is” condition existing on the date hereof and Landlord shall have no obligation to construct any tenant improvements to the Second Additional Premises on behalf of Tenant.

c.             Tenant shall construct tenant improvements (“Improvements”) for the Second Additional Premises in accordance with the plans (the “Plans”), which shall be prepared by Tenant and approved in final form by Landlord, which approval shall not be unreasonably withheld. The Plans shall include items and information as Landlord shall reasonably require to evaluate Tenant’s work. All Improvements shall be constructed in a good and workmanlike manner using new materials and in accordance with all applicable laws, codes and regulations, including the Americans with Disability Act (“ADA”) and in accordance with Paragraph 6 of the Lease (except that the first sentence of Paragraph 6(b) of the Lease shall not apply with respect to the Improvements). It is expressly agreed that (a) Tenant shall not commence any such work until said Plans have been approved by Landlord, and (b) the Plans which have been so approved by Landlord have been used by Tenant, if applicable, to obtain all permits that are necessary to construct the Improvements. Tenant acknowledges that Landlord’s review and approval of the Plans is not conducted for the purpose of determining the accuracy and completeness of the Plans, their compliance with applicable codes and governmental regulations including ADA, or their sufficiency for purposes of obtaining a building permit, all of which shall remain the responsibility of Tenant and Tenant’s architect. Accordingly, Landlord shall not be responsible for any delays in obtaining the building permit due to the insufficiency of the Plans or any delays due to changes in the Plans required by the applicable governmental regulatory agencies reviewing the Plans. If, as a result of any proposed Improvements made by Tenant to the Second Additional Premises, Landlord is obligated to comply with the ADA or any other law or regulation and such compliance requires Landlord to make any improvement or alteration to any portion of the Building, as a condition to Landlord’s approval, Landlord shall have the right to require Tenant to pay to Landlord prior to the construction of any such Improvement by Tenant, the entire cost of any improvement or alteration Landlord is obligated to complete by such law or regulation.

d.             Tenant shall provide Landlord with a breakdown of the estimated total cost of the Improvements (“Cost Breakdown”), including, without limitation: construction cost of the Improvements; architectural and engineering fees relating to the preparation and review of the space plan and the Plans (inclusive of the initial space plan and all design work above and below the ceiling); governmental agency plan check, permit and other fees; sales and use taxes; testing and inspection costs; and construction fees (including general contractor’s overhead and supervision fees and the construction supervisory fee referred to in subparagraph (i) hereof). In connection thereto, Landlord hereby grants to Tenant an “Improvement Allowance” of up to Twenty and 75/100 Dollars ($20.75) per rentable square foot of space in the Second Additional Premises (i.e., 23,560 rentable square feet multiplied by $20.75 = $488,870.00). The Improvement Allowance shall be disbursed to Tenant not more frequently than once per month based on disbursement requests submitted by Tenant to Landlord and certified by Tenant’s architect. Such disbursement request shall set forth the total amount incurred, expended and/or due for each requested item less prior disbursements and a description of the work performed, and materials supplied and/or costs incurred or due with respect to each item for which disbursement is requested. Each such disbursement request shall be accompanied by invoices, vouchers, statements, affidavits, payroll records and/or other documents reasonably requested by Landlord, which substantiate costs incurred to justify such a disbursement, together with lien waivers for those contractors and materialmen providing construction services or materials. In addition, each disbursement shall be subject to inspection and approval of completed work by Landlord’s construction engineer. In the event the Cost Breakdown exceeds the Improvement Allowance, Tenant shall pay from another source of funds the amount by which the Cost Breakdown exceeds the Improvement Allowance prior to any disbursement of the Improvement Allowance by Landlord. In the event the actual cost of the Improvements is less than the Improvement Allowance, the unused portion of the Improvement Allowance shall not be paid or refunded to Tenant or be available to Tenant as a credit against any obligations of Tenant under the Lease, except that up to thirty-three percent (33%) of the Improvement Allowance (i.e., $488,870.00 multiplied by .33 = $161,327.10) may be used to reimburse Tenant for its documented, third-party out-of-pocket expenses incurred in connection with its installation of its data and voice cabling and wiring at the Second Additional Premises. The Improvement Allowance must be expended on or before the expiration of the twelve (12) calendar month period following the Effective Date. If the Improvement Allowance is not expended on or before such date, the Improvement Allowance shall no longer be available to Tenant and Landlord shall have no further obligation to provide such Improvement Allowance to Tenant.

e.             Tenant shall obtain Landlord’s approval of Tenant’s contractor, which approval shall not be unreasonably withheld provided (i) such contractor’s primary business is the construction of tenant/interior finish work in commercial office buildings; (ii) such contractor is licensed to do business in Somerset County, New Jersey, and (iii) such contractor is not a contractor with whom Landlord or its agent has had unsatisfactory dealings in the past. Landlord hereby agrees that if Tenant elects to use Gale Construction Company, LLC or DDB Interior Contracting as Tenant’s contractor, such contractors are pre-approved and shall not require any additional approvals by Landlord. Additionally, Tenant shall submit a copy of the proposed construction contract to Landlord for Landlord’s approval. Landlord’s approval, which shall not be unreasonably withheld, shall be given or denied (as applicable) within ten (10) business days of receipt of the necessary information from Tenant. Tenant’s contractors and subcontractors shall be required to provide the following types of insurance, in the minimum amounts indicated, naming Landlord (and Landlord’s mortgagee, if required by Landlord) as additional insured:

(i)            Workmen’s Compensation with full statutory limits for employer’s liability.

(ii)           Commercial General Liability Insurance including direct and contingent liability in the aggregate amount of One Million and No/100 Dollars ($1,000,000.00) combined single limit coverage per occurrence for personal injury, death or property damage.

(iii)          The Liability Policy shall include coverage for Broad Form Hold Harmless Agreement as is contained in the standard contract.

(iv)          Automobile Liability Insurance with bodily injury limits of $250,000 per person, $500,000 per accident, and $50,000 per accident for Property Damage.

Certificates of insurance for all of the foregoing insurance coverages shall be delivered to Landlord before construction of the improvements is started and before Tenant’s contractor’s equipment is placed upon the Second Additional Premises. In all other respects, the insurance coverage above mentioned shall comply with the Lease provisions.

f.              It is agreed that Tenant assumes the entire responsibility and liability due to its negligence, including statutory or common law, for any and all injuries or death of any or all persons, including its contractor, subcontractors and employees, and for any and all damages to property caused by or resulting from or arising out of any act or omission on the part of Tenant, its contractor, subcontractors or employees, in the prosecution of the work thereunder. With respect to such work Tenant agrees to indemnify and save harmless Landlord, its mortgagee, architect, engineers and their employees and all other tenants of the Property from and against all losses and expense, including legal fees, which they may suffer or pay as the result of claims or lawsuits due to, because of or arising out of any and all such injuries, death or damage, whether real or alleged, and Tenant, its contractor and subcontractors shall assume and defend at their own expense all such claims or lawsuits, unless caused by the gross negligence or willful misconduct of Landlord. Tenant agrees to insure this assumed liability in its Comprehensive General Liability Policy and the original or copy of the policy delivered to Landlord shall indicate this contractual coverage.

g.             For and during the period of construction, Tenant shall provide and pay for all utilities consumed upon the Second Additional Premises during said period and for the removal of all temporary connections.

h.             Tenant shall endeavor to cause the contractor to substantially complete construction of the Improvements in a diligent manner. It shall be the sole responsibility of Tenant to file all drawings and specifications, pay all fees and obtain all permits and applications from any governmental authorities having jurisdiction, and to obtain any certificates or approvals, including a certificate of occupancy, required to enable Tenant to occupy the Second Additional Premises. Upon completion of the Improvements, Tenant’s contractors and/or subcontractors shall provide Landlord, without cost to Landlord, with one (1) set of transparent “as built” drawings. No delay in completion of construction of the Improvements shall delay the Effective Date beyond the date specified herein.

12.           Option to Renew. The Option to Renew contained in Paragraph 24 of the Lease shall apply with respect to the Second Additional Premises, it being understood that Tenant must exercise the Option to Renew with respect to the entire Demised Premises (i.e., the Original Premises, the Additional Premises and the Second Additional Premises) and not merely a part thereof.

13.           Generator.            Landlord agrees to permit Tenant, at Tenant’s sole cost and expense, to install, operate and maintain a generator and related facilities and equipment (collectively, the “Generator”) in a location to be mutually agreed upon by Landlord and Tenant. The plans and specifications for the Generator shall be subject to the prior written approval of Landlord, which shall not be unreasonably withheld, conditioned or delayed. Tenant shall install the Generator in a good and safe manner in accordance with the terms and conditions of the Lease. Tenant shall provide reasonable notice to Landlord of the time and date upon which it desires to install the Generator. Landlord shall have the right to have a representative present at the installation of the Generator in order to approve the methods of installation and performance thereof. The Generator shall be screened in a manner and design acceptable to Landlord in its sole but reasonable discretion. Tenant shall have the responsibility to secure all necessary approvals relating to the installation and operation of the Generator from state, federal and other governmental authorities and shall provide copies of all such approvals to Landlord prior to installation and operation of such Generator. Further, Tenant shall construct, operate and maintain such facilities in accordance with all applicable laws, including all environmental laws, ordinances, rules and regulations and in compliance with the reasonable requirements of the insurers of the Building. Tenant hereby agrees to indemnify Landlord from and against any breach by Tenant of the obligations stated in the preceding sentence, and agrees to defend and hold Landlord harmless from and against any and all claims, judgments, damages, penalties, fines, costs, liabilities, or losses (including, without limitation, diminution in value of the Building, damages for the loss or restriction or use of rentable space or of any amenity of the Building, damages arising from any adverse impact on marketing of space in the Building, sums paid in settlement of claims, reasonable attorneys’ fees, consultant fees and expert fees) which arise during or after the Term of this Lease as result of such breach. In addition, Tenant shall indemnify, defend and hold Landlord, its principals, officers, directors, agents, employees and servants harmless from and against any liability, loss, costs, claims, damage and expense of whatever kind arising directly or indirectly from the installation, operation, maintenance, repair, and removal of such Generator, including, but not limited to, reasonable attorneys’ fees and court costs, except where such liability, loss, costs, claims, damage or expense arises directly from the gross negligence or willful misconduct of Landlord, its principles, officers, directors, agents, employees and servants. At the expiration or earlier termination of the Lease, at Landlord’s option, the Generator shall be removed from its location at Tenant’s sole cost and Tenant shall restore such area to the condition existing prior to such installation, and any damage caused by such removal shall be repaired at Tenant’s sole cost. If Landlord has required Tenant to remove the Generator and Tenant fails to so remove the Generator within ten (10) days of the termination of this Lease, Tenant hereby authorizes Landlord to remove and dispose of the Generator and charge Tenant for all costs and expenses incurred. Tenant agrees that Landlord shall not be liable for any property disposed of or removed by Landlord pursuant to the immediately preceding sentence. Tenant’s obligations hereunder shall survive the expiration or earlier termination of the Lease.

14.           Brokers. Tenant represents and warrants to Landlord that Tenant has not had any dealings or entered into any agreements with any person, entity, realtor, broker, agent or finder in connection with the negotiation of this Second Amendment other than Kwartler Associates, Inc. and GVA Williams (collectively, the “Brokers”). Tenant shall indemnify and hold Landlord harmless from and against any loss, claim, damage, expense (including costs of suit and reasonable attorneys’ fees) or liability for any compensation, commission or charges claimed by any other realtor, broker, agent or finder claiming to have dealt with Tenant in connection with this Second Amendment. Landlord shall be responsible for payment of the brokers’ fees to the Brokers pursuant to the terms of a separate agreement.

15.           Reaffirmation of Terms. Except as modified herein, all of the terms, covenants and provisions of the Lease are hereby confirmed and ratified and shall remain unchanged and in full force and effect.

16.           Representations. Tenant hereby represents and warrants to Landlord that Tenant (i) is not in default of any of its obligations under the Lease and that such Lease is valid, binding and enforceable in accordance with its terms, (ii) has full power and authority to execute and perform this Second Amendment, and (iii) has taken all action necessary to authorize the execution and performance of this Second Amendment.

17.           Counterpart Copies. This Second Amendment may be executed in two or more counterpart copies, each of which shall be deemed to be an original and all of which counterparts shall have the same force and effect as if the parties hereto had executed a single copy of this Second Amendment.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Second Amendment as of the day and year first above written.

LANDLORD:

THE REALTY ASSOCIATES FUND V, L.P.,
a Delaware limited partnership

By:	Realty Associates Fund V LLC, a Massachusetts limited liability company, general partner

	By:	Realty Associates Advisors LLC,
a Delaware limited liability company,
Manager

	By:	Realty Associates Advisors Trust, a Massachusetts business trust, sole member

	By:	/s/ Heather L. Hohenthal
Officer

By:	Realty Associates Fund V Texas Corporation, a Texas corporation, general partner

	By:	/s/ Heather L. Hohenthal
Officer

TENANT:

RELIANT PHARMACEUTICALS, INC.,
a Delaware corporation

By:	/s/ Joseph J. Krivulka

Its:	President

EXHIBIT A-3

THE SECOND ADDITIONAL PREMISES

(Floor Plan)

EXISTING FURNITURE
SALES/MKTG
DATA ENTRY
REGULATORY CLINICAL R&D
CONFERENCE
4014
CONFERENCE
4015
VP SALES
4023
MGR QC
4021
DIR MAN
4020
HR
IS
IS
PURCH
HR
MAIL RM
4053
BPI

4th Floor
EAST

OPEN PLAN
OPEN AREA
OFFICE
DIRECTOR OFFICE
SUPPLY
CORRIDOR
CLOSET
COPY
PANTRY
IT SERVER ROOM
CONFERENCE ROOM
MARKETING
RECEPTION WAITING
SHOWERS & LOCKERS
FITNESS CENTER
UNIVERSAL
TREADMILLS
COORDINATE W/ OWNERS "IT" REPRESENTATIVE FOR ALL POWER AND DATA INFORMATION FOR THIS ROOM.

1ST Floor EAST

A-2-1

EXHIBIT B-2

VERIFICATION LETTER

RELIANT PHARMACEUTICALS, INC., a Delaware corporation, (“Tenant”) hereby certifies that it has entered into a lease amendment with THE REALTY ASSOCIATES FUND V, L.P., a Delaware limited partnership (“Landlord”) and verifies the following information as of the                  day of                     , 20    :

Number of Rentable Square Feet in Second Additional Premises:

Second Additional Premises Commencement Date:

Lease Termination Date:

Tenant’s Share:

Initial Base Rent:

Federal Tax I.D. No.:

Tenant acknowledges and agrees that all tenant improvements Landlord is obligated to make to the Second Additional Premises, if any, have been completed and that Tenant has accepted possession of the Second Additional Premises and that as of the date hereof, there exist no offsets or defenses to the obligations of Tenant under the Lease. Tenant acknowledges that it has inspected the Second Additional Premises and found them suitable for Tenant’s intended commercial purposes.

TENANT:

RELIANT PHARMACEUTICALS, INC.,
a Delaware corporation

By:	/s/ Joseph J. Krivulka

Its:	President

[SIGNATURES CONTINUE ON NEXT PAGE]

B-1-1

ACKNOWLEDGED AND AGREED TO:

LANDLORD:

THE REALTY ASSOCIATES FUND V, L.P.,
a Delaware limited partnership

By:	Realty Associates Fund V LLC, a
Massachusetts limited liability company,
general partner

	By:	Realty Associates Advisors LLC,
a Delaware limited liability company,
Manager

		By:	Realty Associates Advisors Trust,
a Massachusetts business trust,
sole member

By:
Officer

By:	Realty Associates Fund V Texas Corporation,
a Texas corporation, general partner

By:
Officer

B-1-2